Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-17007) pertaining to the Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan, Registration Statement (Form S-8 No. 333-08567) pertaining to the Farm Bureau 401(k) Savings Plan (formerly the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan), and Registration Statement (Form S-8 No.333-53739) pertaining to the FBL Financial Group, Inc. Director Compensation Plan of our reports dated February 15, 1999, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.




Des Moines, Iowa
March 15, 1999